Exhibit (a)(3)



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December 9, 1998

TO:               UNIT HOLDERS OF BRAUVIN REAL ESTATE FUND L.P. 5

SUBJECT:          OFFER TO PURCHASE UNITS

Dear Unit Holder:

         As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"), MP VALUE FUND 4, LLC; JDF & ASSOCIATES, LLC; MACKENZIE PATTERSON SPECIAL FUND, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INCOME FUND I, LTD.; MORAGA-DEWAAY FUND, LLC; ACCELERATED HIGH YIELD PENSION INVESTORS, LTD.; MP VALUE FUND 6, LLC; and MP VALUE FUND 7, LLC (collectively the "Purchasers") are offering to purchase up to 2,480 Units of limited partnership interest (the "Units") in BRAUVIN REAL ESTATE FUND L.P. 5, a Delaware limited partnership(the "Partnership") at a purchase price equal to:

                                  $80 per Unit

        The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in BRAUVIN REAL ESTATE FUND L.P. 5 without the usual transaction costs associated with market sales or partnership transfer fees.

         After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the green form) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556
Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Depository at 800-854-8357.

               This Offer expires (unless extended) January 15, 1999